Exhibit 99.2

The Dow Chemical Company Midland, MI 48674

For editorial information: David Winder The Dow Chemical Company (989) 636-0626 dowmedia.relations@dow.com Howard Ungerleider (800)-422-8193 IR@dow.com	For editorial information: Emily Riley Rohm and Haas Company (215)-592-3644 eriley@rohmhaas.com Andrew Sandifer (215)-592-2714 Investors@rohmhaas.com.
FOR IMMEDIATE RELEASE
Dow and Rohm and Haas Announce Settlement to Close Acquisition - Financing includes substantial equity investments by two major shareholders-
Midland, Mich. – March 9, 2009 — The Dow Chemical Company (NYSE:DOW) and Rohm and Haas Company (NYSE: ROH) today announced that the companies have reached an agreement to close Dow’s previously announced acquisition of Rohm and Haas on April 1, 2009.   Today’s agreement resolves the litigation initiated by Rohm and Haas against Dow on January 26, 2009 with a resolution that is beneficial for each party.

 The settlement agreement involves a new substantial equity investment in Dow of $2.5 billion and at Dow’s option an additional $500 million of equity, at the closing of the merger by the two largest shareholders of Rohm and Haas, one of which is the Haas Family Trusts.   The other shareholders will receive the original cash consideration at the closing.

 “The restructuring of the terms of the transaction allows Dow to maintain financial flexibility as we proceed to implement our strategy in a way that realizes the original promise of this acquisition,” said Andrew N. Liveris, Dow Chairman and CEO.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow and Rohm and Haas Announce Settlement to Close Acquisition

“By reaching agreement on the terms for this transaction, we have delivered excellent value to Rohm and Haas shareholders,” said Rohm and Haas Chairman and CEO, Raj L. Gupta.

At the request of both parties, The Delaware Chancery Court has entered an order providing that Dow will close the merger no later than April 1, 2009 conditioned only on the funding by the two major shareholders and on Rohm and Haas’s compliance in all material respects with its interim operating covenants after March 9, 2009.

About Dow

With annual sales of $58 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of The Dow Chemical Company and its subsidiaries (the Company). The forward-looking statements contained in these reports and other parts of this web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

About Rohm and Haas Company

Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow and Rohm and Haas Announce Settlement to Close Acquisition

found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $9.6 billion in 2008. Visit www.rohmhaas.com for more information. imagine the possibilities™

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties and are subject to change based on various factors. Many of these factors are beyond Rohm and Haas’s ability to control or predict. Actual results could vary materially from those expressed or implied in the forward-looking statement. Further information about these and other risks can be found in the company’s SEC 10-K filing of February 27, 2009. This press release speaks only as of its date. Rohm and Haas is under no duty to update this information.

Copies of all recent SEC filings, and additional information about Rohm and Haas, are available through our web site: www.rohmhaas.com

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow